Exhibit 10(b)

Progress Energy, Inc.

RESTRICTED STOCK UNIT AWARD AGREEMENT

Non-transferable

GRANT TO

Name of the Employee
(“Grantee”)

by Progress Energy, Inc. (the “Sponsor”) of # of Units

Restricted Stock Units (the “Units”) representing the right to earn, on a one-for-one basis, shares of the Sponsor’s common stock (“Stock”), pursuant to and subject to the provisions of the Progress Energy, Inc. Amended and Restated 2007 Equity Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages of this award agreement (“Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

By accepting this award, Grantee shall be deemed to have agreed to the terms and conditions of this Agreement and the Plan.  Unless vesting is accelerated as provided in section 2 of the Terms and Conditions or otherwise in the discretion of the Sponsor’s Committee on Organization and Compensation (“Committee”), the Units shall vest (become non-forfeitable) in 1/3 increments on each of the 1st, 2nd, and 3rd anniversaries of the Grant Date.

IN WITNESS WHEREOF, Progress Energy, Inc. has caused this Agreement to be executed as of the Grant Date, as indicated below.

PROGRESS ENERGY, INC.

By: ________________________________________

Grant Date: ____________________

TERMS AND CONDITIONS

1.  Grant of Units.  Each Unit represents the right to receive one share of the Sponsor’s Stock on the terms set forth in this Agreement.

2.  Vesting of Units.  The Units have been credited to a bookkeeping account on behalf of Grantee.  The Units will vest and become non-forfeitable on the earliest to occur of the following (the “Vesting Date”):

(a)
As to one-third of the units on the first anniversary of the Grant Date, another one-third on the second anniversary of the Grant Date, and the remaining one-third on the third anniversary of the Grant Date;

(b)	As to all of the Units, the termination of Grantee’s employment with the Company due to death or Disability (as defined for purposes of Code Section 409A) at least one year following the Grant Date;
(c) As to all of the Units, the involuntary termination of Grantee’s employment with the Company due to Divestiture;
(d)
As to all of the Units, upon the occurrence of a Change in Control (as defined for purposes of Code Section 409A), if the Units are not assumed by the surviving company or equitably converted or substituted;

(e)	As to all of the Units, upon termination of Grantee’s employment by Sponsor without Cause at any time after a Change in Control; or
(f)
As to all of the Units, upon Grantee’s Normal Retirement on or after attaining age 65.  Upon Grantee’s Early Retirement on or after age 55 with 10 or more years of service, a prorata percentage of the then-unvested Units, if any, will vest based upon the number of full months elapsed between the Grant Date and the date of Early Retirement, divided by the number of months within the applicable vesting period described in 2(a) above.

If Grantee’s employment terminates prior to the Vesting Date for any reason other than as described in (b), (c) or (e) or (f) above, Grantee shall forfeit all right, title and interest in and to the then unvested Units as of the date of such termination and the unvested Units will be reconveyed to the Sponsor without further consideration or any act or action by Grantee.

3.  Conversion to Stock.  Unless the Units are forfeited prior to the Vesting Date as provided in Section 2 above, the Units will be converted to Shares on the later of (i) the Vesting Date, or (ii) if required to comply with Code Section 409A and Treasury regulations and guidance with respect to such law, the six-month anniversary of Grantee’s separation from service (the “Conversion Date”).  Such Shares will be registered on the books of the Sponsor in Grantee’s name as of the Conversion Date and delivered to Grantee within 30 days thereafter, in certificated or uncertificated form, as the Participant shall direct.

4.      Dividend Equivalents.  If and when cash dividends or other cash distributions are paid with respect to the Stock while the Units are outstanding, the dollar amount of such dividends or distributions with respect to the number of Shares then underlying the Units will be paid to Grantee within 30 days after the date that dividends are paid to shareholders of the Sponsor.

5.  Rights as Stockholder.  Except for the right to receive Dividend Equivalents as provided in Section 4 above, Grantee shall not have any rights as a stockholder of the Sponsor with respect to the Units, including voting rights, until conversion of the Units to shares of Stock.  Upon conversion of the Units into shares of Stock, Grantee will obtain full voting and other rights as a stockholder of the Sponsor.

6. Restrictions on Transfer.  The Units may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered to or in favor of any party other than the Company, or be subjected to any lien, obligation or liability of Grantee to any other party other than the Company.

7.  No Right of Continued Employment.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in the employ of the Company.

8.  Payment of Taxes.  The Company has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Units.  The obligations of the Sponsor under this Agreement will be conditional on such payment or arrangements, and the Sponsor, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.  Grantee hereby authorizes the Company to instruct a third party broker or plan administrator to sell Shares earned by Grantee upon settlement of the Units in an amount sufficient to satisfy the amount required to be withheld for tax purposes, and to remit the cash proceeds from such sale to the Company.

9.  Amendment.  The Committee may amend, modify or terminate this Agreement without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Units hereunder had expired) on the date of such amendment or termination.

10.  Plan Controls.  The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

11.  Successors.  This Agreement shall be binding upon any successor of the Sponsor, in accordance with the terms of this Agreement and the Plan.

12.  Severability.  If any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13. Notice.  Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid.  Notices to the Sponsor must be addressed to:
Progress Energy, Inc.
410 South Wilmington Street
Raleigh, NC 27601
Attn: General Counsel
or any other address designated by the Sponsor in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Sponsor, or at any other address given by Grantee in a written notice to the Sponsor.